UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 15, 2005

AMERIGROUP Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-31574	54-1739323
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4425 Corporation Lane, Virginia Beach, Virginia		23462
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(757) 490-6900

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement.

Following a review of director compensation practices, the Board of Directors of AMERIGROUP Corporation (the "Company") has approved certain director compensation changes effective for 2005 to ensure the continued recruitment and retention of qualified board members. The annual retainer has been increased from $20,000 to $28,000, payable $7,000 per quarter in arrears. The additional annual retainer for Board Committee Chairpersons has been increased from $4,000 to $8,000, payable $2,000 per quarter in arrears. Fees no longer will be paid for attendance at Committee meetings, either in person or telephonic. In lieu thereof, directors will receive an additional annual retainer of $8,000, payable $2,000 per quarter in arrears, for each Committee on which a director serves. Directors will also receive $2,500 for each Board meeting that they attend in person. Individuals who have served as directors for the prior three-year period will receive an annual option grant covering 16,000 shares of Company common stock (subject to availability). Directors who have served for less than three years will receive an annual option grant covering 26,000 shares of Company common stock until they have served three years, after which time the annual grants will cover 16,000 shares (all subject to availability). Each option grant will vest on the first anniversary of the date of grant.

All other elements of the director compensation program remain unchanged. The director compensation program is subject to periodic review.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERIGROUP Corporation

February 15, 2005	By:	E. Paul Dunn, Jr.

Name: E. Paul Dunn, Jr.
Title: Executive Vice President and Chief Financial Officer